EXHIBIT 10.4

FISERV, INC.

2007 OMNIBUS INCENTIVE PLAN

FORM OF

NON-QUALIFIED STOCK OPTION AGREEMENT

(NON-EMPLOYEE DIRECTOR)

Optionee: [First Name] [Last Name]

Grant Date: [Grant Date]

Exercise Price: [Exercise Price]

Number of Shares Subject to the Option: [Number of Shares]

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), the Board of Directors of Fiserv, Inc. (the “Company”) has granted to you an Option, the terms and conditions of which are set out below and in the Plan. Any capitalized term used in this Stock Option Agreement (this “Agreement”) without definition has the meaning set forth in the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	Date of Grant; Type of Option. The Option is granted to you on the date set forth above (the “Grant Date”). As a “non-qualified stock option,” the Option will not be treated by you or the Company as an “incentive stock option,” as defined in Section 422 of the Code.

2.	Termination of Option. Your right to exercise the Option (and to purchase the Shares subject to the Option (the “Option Shares”)) shall expire and terminate in all events on the earlier of (a) the close of business on the tenth anniversary of the Grant Date or (b) the date upon which exercise is no longer permitted as provided in Section 6 hereof.

3.	Option Price. The purchase price to be paid upon the exercise of the Option is the exercise price per Option Share set forth above.

4.	Provisions Relating to Exercise.

(a)	The Option vests and becomes exercisable with respect to 20% of the Option Shares on each anniversary of the Grant Date until the Option is fully vested and exercisable.

(b)	Once you become entitled to exercise any part of the Option (and to purchase Option Shares) as provided in Section 4(a) hereof, that right will continue until the date on which the Option expires and terminates pursuant to Section 2 hereof. The right to purchase Option Shares under the Option is cumulative, so that if the full number of Option Shares purchasable in a period is not purchased, the balance may be purchased at any time or from time to time thereafter during the term of the Option.

(c)	The Board, in its sole discretion, may at any time accelerate the time at which the Option becomes exercisable by you with respect to the Option Shares.

(d)	Notwithstanding any other provision in this Agreement, you agree that while you are a Director, and for a period of 12 months thereafter, you will not, directly or indirectly, on your behalf or on behalf of any other individual, association or entity, as agent or otherwise:

(i)	contact any of the clients of any Fiserv Group Company (as hereinafter defined) for whom you directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Company for whom you directly performed any services from any entity other than a Fiserv Group Company;

(ii)	contact any of the clients or prospective clients of any Fiserv Group Company whose identity or other client specific information you discovered or gained access to as a result of your access to any Fiserv Group Company’s confidential information for the purpose of soliciting or inducing any of such clients or prospective clients to acquire any project or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Company to whose confidential information you had access from any entity other than a Fiserv Group Company;

(iii)	use any Fiserv Group Company’s confidential information to solicit, influence or encourage any clients or potential clients of any Fiserv Group Company to divert or direct their business to you or any other person, association or entity by or with whom you are employed, associated, engaged as agent or otherwise affiliated; or

(iv)	encourage, induce or entice any employee of any Fiserv Group Company with access to or possession of confidential information of any Fiserv Group Company to leave any Fiserv Group Company’s employment where it is reasonably likely that such employee will use such confidential information to solicit, influence or encourage clients or potential clients of such Fiserv Group Company to divert or direct their business to you or any other person, association or entity by or with whom such employee will become employed, associated, engaged as agent or otherwise affiliated.

(e)	You expressly acknowledge that damages alone may not be an adequate remedy for any breach by you of the covenants or agreements set forth in Section 4(d) and that the Company, in addition to any other remedies it may have, shall be entitled to seek injunctive relief, including specific performance, with respect to any actual or threatened breach by you of any said covenants and your right to exercise the Option shall terminate immediately. “Fiserv Group Company” means the Company and any “affiliate” company (within the meaning of Rule 405 under the Securities Act of 1933).

(f)

The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred part of the Option at any time if you are not in compliance with all applicable provisions of this Agreement and the Plan, or if you engage in any of the activities listed in Section 4(d). In addition, failure to comply with the provisions of Section 4(d) prior to and during the 12 months after any exercise, payment or delivery of Option Shares pursuant to all or any part of this Agreement shall cause such exercise, payment or delivery to be rescinded. Notwithstanding the foregoing, the remedies and damages available to the Company in the event of a failure to comply with the provisions of Section 4(d) are not limited by this Section 4(f). The Company will notify you in writing of any such rescission within 24 months after such exercise, payment or delivery. Within 10 days after receiving such notice from the Company, you will pay to the Company, as a result of the rescinded exercise, payment or delivery of Option Shares, an amount equal to the difference between the Fair Market Value of such Option Shares on the date of exercise and the amount you paid to obtain such Option Shares.

5.	Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.netbenefits.fidelity.com or call its toll free number at (800) 544-9354, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full exercise price for the Option Shares being purchased. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld as provided in Section 8 of this Agreement.

6.	Termination.

(a)	If you cease to be a Director for any reason, the Option may be exercised to the same extent that you were entitled to exercise the Option on the date you ceased to be a Director and had not previously done so, and the remaining Option Shares that are not then vested under Section 4(a) will become exercisable as follows:

Minimum Age When No Longer a Director	Reason No Longer A Director	Minimum Years of Service	Remaining Option Shares that are Exercisable
Not applicable	Death or Disability	6	100%

62	Any Reason	6	100%

All other combinations of minimum age, reason and years of service.			0%

If you cease to be a Director by reason of death, Disability or Retirement, you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within one year after you cease to be a Director. Otherwise, you are (or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within 30 days after you cease to be a Director. If you die within such exercise periods, your executor or the administrator of your estate or your beneficiary may exercise the Option within one year after your death. For purposes of this Section 6, “Retirement” means the cessation of service as a Director for any reason other than death, Disability or Cause at or after you have attained the age of 62 and served at least six years on the Board.

(b)	Notwithstanding any provision contained in this Section 6 to the contrary, in no event may the Option be exercised to any extent by anyone after the tenth anniversary of the Grant Date.

(c)	Notwithstanding the foregoing, in the event that your service as a Director is terminated for Cause, the Option, whether or not vested or exercisable, shall terminate immediately. In addition, if your service as a Director is terminated other than for Cause but the Administrator later determines that it could have been terminated for Cause if all facts had been known at the time it was terminated, the Option, whether or not vested or exercisable, will terminate immediately on the date of such determination. For the sake of clarity, in the event that your service as a Director was terminated for Cause, there shall be no acceleration of vesting or exercisability under Section 6(a).

(d)	If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Option.

7.	Securities Representations.

(a)	You acknowledge receipt of the Prospectus under the Registration Statement on Form S-8 (Registration No. 333- ) with respect to the Plan filed by the Company with the Securities and Exchange Commission. You understand that if you are an officer, director, 10% shareholder or are otherwise an “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933) of the Company, you may not resell any shares acquired pursuant to the exercise of the Option except pursuant to a registration statement meeting the requirements of the Securities Act of 1933 or an exemption from the registration requirements of such Act. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the grant and exercise of the Option and the disposition of the Option Shares, including without limitation Federal and state securities and “blue sky” laws.

(b)	The Company may affix appropriate legends upon the certificates for the Option Shares and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or (ii) implement the provisions of the Plan or any agreement between the Company and you with respect to such Option Shares.

8.	Tax Representations. You represent and warrant that you understand the Federal, state and local income tax consequences of the award of the Option to you, the exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares. In addition, you understand and agree that, you are solely responsible for the payment of any Federal, state or local income tax imposed upon or attributable to you in connection with such exercise, sale or disposition.

9.	General Provisions.

(a)	Neither the Plan nor this Agreement confers upon you any right to continue to serve as a Director.

(b)	This Agreement and the Plan contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Plan Prospectus is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) and a paper copy is available upon request.

(g)	The Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during your lifetime, only by you or your legal representatives.

(h)	This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You shall not have the rights of a shareholder with respect to any shares of Stock to be acquired upon exercise of the Option until the stock certificate representing such shares is issued.

(j)	You understand that, under the terms of the Plan and this Agreement, the Company may cancel or rescind the Option in certain circumstances, including, without limitation, if you violate the provisions of Section 4 prior to, or within 12 months after, the exercise of any Option Shares.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by the terms of, this Agreement, and the Plan.

Your acceptance of the terms of this Agreement and the Plan through our administrative agent’s website is a condition to your ability to exercise your Option.